Exhibit 11

June 16, 2017

Federated International Series, Inc. 4000 Ericsson Drive Warrendale, PA 15086-7561

Ladies and Gentlemen:

We have acted as counsel to Federated International Series, Inc., a Maryland corporation (the “Corporation”), and its portfolio, Federated Global Total Return Bond Fund (the “Surviving Fund”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering Class A Shares, Class C Shares and Institutional Shares of stock of the Surviving Fund to be issued pursuant to the Agreement and Plan of Reorganization (the “Agreement”).

The Agreement, in the form to be adopted by the Surviving Fund and Federated Prudent DollarBear Fund (the “Reorganizing Fund”), a series of Federated Income Securities Trust, provides for the transfer of all or substantially all of the Reorganizing Fund’s assets (which offers Class A Shares, Class C Shares and Institutional Shares) to the Surviving Fund in exchange solely for Class A Shares, Class C Shares and Institutional Shares of the Surviving Fund, respectively. Class A Shares of the Surviving Fund shall be distributed to holders of Class A Shares of the Reorganizing Fund in proportion to such shareholders’ holdings on the reorganization date. Class C Shares of the Surviving Fund shall be distributed to holders of Class C Shares of the Reorganizing Fund in proportion to such shareholders’ holdings on the reorganization date. Institutional Shares of the Surviving Fund shall be distributed to holders of Institutional Shares of the Reorganizing Fund in proportion to such shareholders’ holdings on the reorganization date.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreement, the Corporation’s Amended and Restated Articles of Incorporation, the By-Laws of the Corporation, and the actions of the Corporation that provide for the issuance of the Shares currently being registered, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Corporation. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.       The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Corporation; and

2.       When issued and consideration therefor has been paid in accordance with the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP